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                                                                    Exhibit 11.1

                        International Network Services
               Statement of Computation of Net Income Per Share
                                 Exhibit 11.1
                     (in thousands, except per share data)

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
                                                                                      For the Year Ended June 30,
                                                                                ---------------------------------------
                                                                                    1997           1996          1995
                                                                                    ----           ----          ----
Weighted average common shares outstanding                                          26,983          8,394         8,010

Weighted average common equivalent shares from Mandatorily
  Redeemable Convertible Preferred Stock and warrants
  calculated using the if-converted and treasury stock methods                       3,697         16,785        16,530

Weighted average common equivalent shares from stock options
  and warrants calculated using the treasury stock method                            1,911          2,906         2,349

Common equivalent shares from common shares issued and stock options granted within twelve months of the initial public offering,
  included pursuant to Staff Accounting Bulletin No. 83                                572          2,634         2,634
                                                                                ---------------------------------------
Shares used to compute net income per share                                         33,163         30,719        29,523
                                                                                =======================================

Net income                                                                       $   7,882      $   2,877    $      775

Net income per share                                                             $    0.24      $    0.09    $     0.03
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